EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contact: info@gennextbrands.com

GENERATION NEXT FRANCHISE BRANDS ACQUIRES ROBOFUSION INC. INTELLECTUAL PROPERTY ASSETS

Intellectual Property Assets from Robotic Tech Firm to Expand Generation NEXT’s In-House Development of Future Robotic Vending Technologies

San Diego, CA – January 3, 2017 (OTCQB: VEND) – Generation NEXT Franchise Brands announced today that it has acquired the intellectual property assets of South Carolina-based Robufusion, Inc., a developer of robotic-kiosk vending technology. As a result of this mutually beneficial deal, Generation NEXT will provide Robofusion a cash payment of $420,000, issuance of a three-year, $2- million note and warrant consideration of 1,520,000 five-year warrants with a strike price of $.50 per share. Furthermore, certain Robofusion Officers, Directors and Shareholders will be subject to a five-year, non-compete agreement.

Among the other key assets in its holdings, Generation NEXT now owns the following intellectual property: Reis & Irvy’s trademark (U.S. Patent & Trademark Office trademark registration number 4530264); U.S. utility patent number 8,989,893; U.S. design patent number D647,926; and U.S. patent application numbers 20140120235 and 20160242434.

Earlier last year, Generation NEXT launched its newest franchise concept, Reis & Irvy’s, a brand and technology originally licensed exclusively from Robofusion.

The ground-breaking technology serves two different flavors of frozen soft-serve desserts as well as a swirl option, all available with six toppings in under 60 seconds and showcases the world’s first soft-serve, robotic vending system. With the exclusive ownership of these assets, Generation NEXT is now exploring ways to leverage this technology for the development of future concepts that will expand its business.

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Upon receiving the technology from Robofusion in February of 2016, Generation NEXT brought together a team of engineering professionals to upgrade and streamline the hardware, the software and overall mechanics of the Reis & Irvy’s “Froyo Robot” in an attempt to develop a completely redesigned unit that has been modified on almost every level. A completely customized double-barrel, soft-serve unit located inside the robot will ensure the product is delivered at the perfect temperature and consistency. The user interface and software has been completely redesigned with telemetry software, allowing ease-of-use for our current and future franchisee operators. For example, the robots will electronically distribute multiple daily reports to the franchisees, providing highly beneficial information such as product temperature, consumable levels and daily, weekly and monthly financial sales performance. This is all accomplished by Generation NEXT adding temperature and product level sensors throughout the technology.

Since customer satisfaction and safety are a top priority, Generation NEXT put its new design through the rigorous NSF (National Sanitation Foundation) and UL (Underwriters Laboratories) certification process to ensure the robots meet the highest standards in food safety and overall design for manufacturing. In addition, Generation NEXT has completely re-designed the self-cleaning mechanism. After every use, the robot cleans and sanitizes the dispensing spigots to ensure no residue is left from the previous order. This patent-pending, self-cleaning design opportunity is just one of the many examples of Generation NEXT evolving and elevating this technology as it prepares for multiple opportunities both domestically under the Reis and Irvy’s brand and abroad via licensing agreements.

Finally, with entertainment, novelty and the customer experience being a priority, Generation NEXT added proximity sensors to the robot. This allows the robot to sense when customers are nearby with the completely redesigned robotic arm moving into action by dancing and lighting up, making it very difficult for consumers to avoid the “wow factor” when walking past or approaching the unit.

To allow Generation NEXT the opportunity to take advantage of both domestic and international sales opportunities in the form of franchising and licensing, the company has implemented and contracted third-party manufacturing, distribution, installation, training and a service network to support its customers in over 140 countries around the world.

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For more information on Generation NEXT Franchise Brands or their family of brands, including Reis & Irvy’s, Fresh Healthy Vending or 19 Degrees, please visit www.gennextbrands.com or call toll free 888-902-7558.

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This information is not intended as an offer to sell, or the solicitation of an offer to buy, a franchise. It is for information purposes only. No Reis & Irvy's franchises will be sold to any resident of any state until the offering has been exempted from the requirements of, or duly registered in and declared effective by, such state and the required FDD (if any) has been delivered to the prospective franchisee before the sale in compliance with applicable law. Currently, the following states in the United States regulate the offer and sale of franchises: California, Hawaii, Illinois, Indiana, Maryland, Michigan, Minnesota, New York, North Dakota, Oregon, Rhode Island, South Dakota, Virginia, Washington, and Wisconsin. If you reside in one of these states, or even if you reside elsewhere, you may have certain rights under applicable franchise laws or regulations.

Generation NEXT Franchise Brands

Generation NEXT Franchise Brands, based in San Diego, California, is a publicly traded company on the OTC Markets trading under the symbol: VEND. Generation NEXT Franchise Brands is parent company to Fresh Healthy Vending LLC, the market’s leading healthy-choice vending machine franchise, Reis and Irvy's, Inc., the world’s first robotic frozen yogurt vending kiosk and 19 Degrees, a corporate-focused frozen yogurt kiosk brand. The Company hosts over 310 active franchisees throughout the United States, Canada, Puerto Rico and the Bahamas, and continually looks to partner with like-minded entrepreneurs who share its vision.

Cautionary note on forward-looking statements

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that expectations are based upon reasonable assumptions, there can be no assurances that goals, results and strategy will be realized. Numerous factors, including risks and uncertainties, terms and availability of financing, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. In addition to statements, which explicitly describe risks and uncertainties, readers are urged to consider statements labeled with such terms as "believes," "belief," "expects," "intends," "feels," "anticipates," "proposes," "proposed," or "plans" to be uncertain and forward-looking. More detailed information on these and additional factors that could affect Generation NEXT’s actual results are described in Generation NEXT’s filings with the Securities and Exchange Commission, including its most recent Form 10-Q for the quarterly period ended September 30, 2016, and its annual report on Form 10-K for the fiscal year ended June 30, 2016. All forward-looking statements in this news release speak only as of the date of this news release and are based on Generation NEXT’s current beliefs and expectations. Generation NEXT undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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